Exhibit 99.1

[LOGO OF ASTORIA FINANCIAL CORPORATION]                             NEWS RELEASE

One Astoria Federal Plaza, Lake Success, NY 11042-1085 (516) 327-3000

FOR IMMEDIATE RELEASE

                              Contact:  Peter J. Cunningham
                                        First Vice President, Investor Relations
                                        (516) 327-7877
                                        ir@astoriafederal.com

      ASTORIA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER EPS OF $0.57;
                             FULL YEAR EPS OF $2.26

            QUARTERLY CASH DIVIDEND INCREASED 20% TO $0.24 PER SHARE

Lake Success, New York - January 26, 2006 - Astoria Financial Corporation (NYSE:
AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $57.7 million, or $0.57 diluted earnings per share ("EPS"), for the quarter ended December 31, 2005, compared to $50.5 million ($60.1 million operating earnings), or $0.48 EPS ($0.57 operating EPS), for the 2004 fourth quarter. For the 2005 fourth quarter, annualized returns on average equity, average tangible equity and average assets were 16.97%, 19.64% and 1.03%, respectively, compared to 14.75% (17.54% on an operating basis), 17.05% (20.28% on an operating basis) and 0.87% (1.04% on an operating basis), respectively, for the comparable 2004 period.

     For the year ended December 31, 2005, net income totaled $233.8 million, or $2.26 EPS, compared to $219.5 million ($229.1 million operating earnings), or $2.00 EPS ($2.09 operating EPS) for the comparable 2004 period. For the year ended December 31, 2005, returns on average equity, average tangible equity and average assets totaled 17.06%, 19.72%, and 1.02%, respectively, compared to 15.81% (16.50% on an operating basis), 18.25% (19.04% on an operating basis) and 0.97% (1.01% on an operating basis), respectively, for the comparable 2004 period.

     Operating earnings, operating EPS and operating returns for the 2004 fourth quarter and full year reflect net income and EPS determined in accordance with generally accepted accounting principles ("GAAP") adjusted to exclude the effect of a fourth quarter other-than-temporary impairment after-tax non-cash charge of $9.6 million, or $0.09 EPS. For a reconciliation of 2004 operating earnings and operating EPS to 2004 GAAP net income and EPS, please refer to the table on page 13.

2005 FOURTH QUARTER FINANCIAL HIGHLIGHTS:

     o    Loan portfolio increased $285 million, or 8% annualized
               o Multifamily/Commercial Real Estate ("CRE") loan portfolio increased $45 million, or 5% annualized
               o One-to-Four Family loan portfolio increased $248 million, or 10% annualized
     o    Securities portfolio decreased $516 million, or 29% annualized
     o    Borrowings decreased $162 million, or 8% annualized
     o    Assets decreased $250 million, or 4% annualized
     o    Repurchased 2.5 million shares

2005 FULL YEAR FINANCIAL HIGHLIGHTS:

     o Loan portfolio increased $1.1 billion, or 9%, to $14.4 billion at December 31, 2005
               o Multifamily/CRE loan portfolio increased $399 million, or 11%, to $3.9 billion at December 31, 2005 and represents 27% of total loans
               o One-to-Four Family loan portfolio increased $703 million, or 8%, to $9.8 billion at December 31, 2005
     o Securities portfolio decreased $2.1 billion, or 25%, to $6.6 billion at December 31, 2005
     o Deposits increased $487 million, or 4%, to $12.8 billion at December 31, 2005
     o Borrowings decreased $1.5 billion, or 16%, to $7.9 billion at December 31, 2005
     o    Assets decreased $1.0 billion, or 4%, to $22.4 billion at December 31,
          2005
     o    Repurchased 6.6 million shares

     Commenting on the fourth quarter and full year results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "While the interest rate environment became increasingly challenging during the fourth quarter with the confluence of rising short-term interest rates and declining long-term interest rates producing an inverted yield curve, Astoria continued to produce strong earnings and returns."

BOARD INCREASES QUARTERLY CASH DIVIDEND 20%

     The Company also announced that the Board of Directors, at their January 25, 2006 meeting, declared a quarterly cash dividend of $0.24 per share, an increase of 20%. The cash dividend is payable on March 1, 2006 to shareholders of record as of February 15, 2006. This is the forty-third consecutive quarterly cash dividend declared by the Company. Commenting on the Board's action, Mr. Engelke said, "The increase in the cash dividend is evidence of the Board's continued confidence in the fundamental strength of the Company and its commitment to enhancing shareholder value."

TENTH STOCK REPURCHASE PROGRAM COMPLETED; ELEVENTH PROGRAM COMMENCED

     During the 2005 fourth quarter, Astoria repurchased 2.5 million shares of its common stock at an average cost of $28.37 per share. For the twelve months ended December 31, 2005, 6.6 million shares were repurchased at an average cost of $27.49 per share. Subsequent to December 31, 2005, the Company completed its tenth stock repurchase program, purchasing the remaining 262,300 shares available under that plan. The eleventh repurchase program, approved by the Board of Directors on December 21, 2005, authorizing the repurchase of up to ten million shares, commenced in the 2006 first quarter immediately following the completion of the tenth repurchase program.

BOARD SETS ANNUAL SHAREHOLDERS' MEETING DATE

     The Board of Directors, at their January 25, 2006 meeting, established May 17, 2006 as the date for the Annual Meeting of Shareholders, with a voting record date of March 24, 2006.

FOURTH QUARTER AND FULL YEAR EARNINGS SUMMARY

     Net interest income for the quarter ended December 31, 2005 totaled $113.7 million compared to $120.9 million for the same period a year ago. For the twelve months ended December 31, 2005, net interest income increased to $478.8 million from $470.6 in the comparable 2004 period.

     Astoria's net interest margin for the quarter ended December 31, 2005 declined six basis points from the same period a year ago to 2.12%. On a linked quarter basis, the net interest margin decreased eight basis points. The Company's core interest rate spread (the difference between the yield on loans and the cost of deposits) for the 2005 fourth quarter declined eleven basis points on a linked quarter basis to 2.91% and eighteen basis points from the 2004 fourth quarter. For the twelve months ended December 31, 2005, the net interest margin increased two basis points to 2.19% from 2.17% for the 2004 full year period. Commenting on the net interest margin, Mr. Engelke noted, "Clearly, continuing to reduce the lower yielding securities portfolio and borrowings while growing loans and deposits has helped mitigate margin compression in the current yield curve environment. If the current flat to inverted yield curve persists throughout 2006, we expect that the net interest margin will be somewhat lower but should not decline below an average of 2.00% for the full year."

     Non-interest income for the quarter ended December 31, 2005 totaled $26.6 million compared to $22.6 million for the 2004 fourth quarter, excluding the $16.5 million other-than-temporary impairment charge. The increase is primarily due to an increase of $2.3 million in customer service fees and $1.3 million of non-recurring other income.

     For the twelve months ended December 31, 2005, non-interest income increased to $102.2 million from $96.6 million for the comparable 2004 period, excluding the $16.5 million impairment charge noted above. The increase was primarily due to a $7.7 million, or 13%, increase in customer service fees and a $1.3 million increase in mortgage banking income, net, partially offset by the absence of gains on sales of securities which totaled $4.7 million in 2004.

     The components of mortgage banking income, net, included in non-interest income, are detailed below:

(Dollars in millions)                4Q05        4Q04        2005        2004
--------------------------------   --------    --------    --------    --------
Loan servicing fees                $    1.2    $    1.4    $    5.0    $    5.8
Amortization of MSR*                   (1.2)       (1.6)       (5.2)       (6.8)
MSR valuation adjustments               0.1         0.3         2.7         2.2
Net gain on sale of loans               0.8         0.7         3.5         3.5
                                   --------    --------    --------    --------
Mortgage banking income, net       $    0.9    $    0.8    $    6.0    $    4.7
                                   ========    ========    ========    ========

* Mortgage servicing rights

     General and administrative expense ("G&A") for the quarter ended December 31, 2005 declined to $52.7 million from $57.9 million for the 2005 third quarter and $53.4 million for the 2004 fourth quarter. The linked quarter decrease of $5.2 million is primarily due to the $1.9 million of expenses recorded in the 2005 third quarter related to the outsourcing of our mortgage servicing and other company-wide cost saving initiatives, a $1.2 million reduction in ESOP expense in the 2005 fourth quarter related to the annual adjustment of estimated expense to actual, and lower advertising expense in the 2005 fourth quarter.

     For the twelve months ended December 31, 2005, G&A totaled $228.7 million compared to $225.0 million for the comparable 2004 period. The Company expects the G&A expense level for 2006 to be at or slightly lower than total G&A expenses for 2005 due to the benefit derived from outsourcing mortgage servicing and other company-wide cost-saving initiatives undertaken in the 2005 third quarter, offset by normal annual salary and other expense increases.

BALANCE SHEET SUMMARY

     Due to the further flattening and inversion of the yield curve during the fourth quarter, spread availability continued to narrow. Accordingly, we continued to reduce our balance sheet through the reduction of non-core business activities. Total securities for the quarter ended December 31, 2005 decreased $516.2 million, or 29% annualized, to $6.6 billion at December 31, 2005, or 29% of total assets, of which $1.8 billion, or 8% of total assets, are categorized as available-for-sale. Borrowings decreased $162.0 million in the fourth quarter of 2005, or 8% annualized, to $7.9 billion at December 31, 2005, representing 35% of total assets.

     For the twelve months ended December 31, 2005, total securities decreased $2.1 billion, or 25%, and borrowings decreased $1.5 billion, or 16%. Total assets decreased $250.4 million from September 30, 2005 and $1.0 billion from December 31, 2004 and total $22.4 billion at December 31, 2005.

     Key balance sheet highlights, reflecting the improvement in the quality of the Company's balance sheet since December 31, 1999, follow:

                                                                                                           CHANGE
(DOLLARS IN MILLIONS)   12/31/99   12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/05    12/31/99-12/31/05
---------------------   --------   --------   --------   --------   --------   --------   --------    -----------------
Assets                  $ 22,700   $ 22,341   $ 22,672   $ 21,702   $ 22,462   $ 23,416   $ 22,380          -  1%
Loans                   $ 10,286   $ 11,422   $ 12,167   $ 12,059   $ 12,687   $ 13,263   $ 14,392          + 40%
Securities              $ 10,763   $  9,415   $  8,013   $  7,834   $  8,448   $  8,710   $  6,572          - 39%
Deposits                $  9,555   $ 10,072   $ 10,904   $ 11,067   $ 11,187   $ 12,323   $ 12,810          + 34%
Borrowings              $ 11,528   $ 10,324   $  9,826   $  8,825   $  9,632   $  9,470   $  7,938          - 31%

     During the 2005 fourth quarter, the 1-4 family mortgage loan portfolio increased $248.4 million, or 10% annualized, to $9.8 billion at December 31, 2005. Originations and purchases totaled $837.6 million for the 2005 fourth quarter compared to $1.0 billion in the year-ago fourth quarter of which 70% and 73%, respectively, consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

     For the year ended December 31, 2005, the 1-4 family mortgage loan portfolio increased $703.2 million, or 8%. One-to-four family loan originations and purchases for 2005 increased to $3.3 billion from $3.2 billion for the comparable 2004 period of which 76% and 73%, respectively, consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

     During the 2005 fourth quarter, the multifamily and CRE loan portfolio increased $45.1 million, or 5% annualized, to $3.9 billion at December 31, 2005, or 27% of total loans outstanding. Multifamily and CRE loan originations totaled $183.9 million for the 2005 fourth quarter compared to $190.5 million for the comparable 2004 period. For the year ended December 31, 2005, the multifamily and CRE loan portfolio increased $398.9 million, or 11%. Multifamily and CRE loan originations for 2005 totaled $952.9 million compared to $1.1 billion for 2004. The average loan-to-value ratio of the combined multifamily and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

     At December 31, 2005, non-performing loans increased to $65.0 million, or 0.29% of total assets, from $37.9 million, or 0.17% of total assets, at September 30, 2005. We discontinue accruing interest on mortgage loans when such loans become 90 days delinquent as to the interest due, even though in some instances the borrower has only missed two payments. As of December 31, 2005 and September 30, 2005, $28.1 million and $11.2 million, respectively, of loans classified as non-performing had missed just two payments. As of December 31, 2005, 1-4 family non-performing loans totaled $35.7 million and had an average LTV of 65% and multifamily/CRE non-performing loans totaled $28.8 million and had an average LTV of 68% with an average debt coverage ratio of 1.76.

     On November 30, 2005, the Company completed the outsourcing of its mortgage servicing operations and systems. Typically, with conversions of this magnitude, some disruptions in payment processing and loan collection efforts occur which usually take up to 90 days after outsourcing to return to normal.

     Net charge-offs for the quarter and year ended December 31, 2005 totaled $888,000 and $1.6 million, respectively, or an annualized rate of two basis points and one basis point, respectively, of average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans at December 31, 2005 was 125%.

     Deposits increased $4.8 million from September 30, 2005 and total $12.8 billion at December 31, 2005. For the year ended December 31, 2005, deposits increased $487.2 million, or 4%. These increases are primarily due to increases in medium-term and Liquid CD accounts. During 2005, we have grown our medium-term CD accounts at interest rates significantly below alternative funding sources which, in addition to contributing to the management of interest rate risk, permits us to reduce our borrowing levels and continues to produce new customers from our communities, creating relationship development opportunities. For the year ended December 31, 2005, $4.1 billion of non-Liquid CD accounts were issued or repriced at an average rate of 3.45% and an average maturity of 13 months. Since the introduction of our Liquid CD account in the 2005 first quarter, balances have grown to $619.8 million at December 31, 2005. Core deposits, including Liquid CD accounts, at December 31, 2005 total $5.3 billion, with an average rate of 0.74%.

     Stockholders' equity was $1.4 billion, or 6.03% of total assets at December 31, 2005. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.53%, 6.53% and 12.53%, respectively, at December 31, 2005.

FUTURE OUTLOOK

     Commenting on the outlook for 2006, Mr. Engelke stated, "We expect the operating environment to remain challenging throughout 2006 as rising short-term interest rates and relatively stable long-term interest rates exert further pressure on the net interest margin. As a result, we expect to continue our strategy of shrinking the balance sheet through a reduction in the securities portfolio and borrowings of approximately $1.5 billion each through normal cash flow, while we emphasize deposit and loan growth, all of which will continue to improve both the quality of the balance sheet and earnings. Overall, these activities should result in a further reduction in the balance sheet of approximately $1 billion, similar to the 2005 reduction, and a continued modest compression of the net interest margin throughout 2006. As we continue to reduce the size of the balance sheet during this challenging interest rate environment, we will continue to focus on the repurchase of our stock as a very desirable use of capital."

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.4 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $12.8 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in twenty-three states, primarily the East Coast, and the District of Columbia, and through correspondent relationships in forty-four states and the District of Columbia.

EARNINGS CONFERENCE CALL JANUARY 26, 2006 AT 3:30 P.M. (ET)

     The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, January 26, 2006 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 967-7140. A telephone replay will be available on January 26, 2006 from 7:00 p.m. (ET) through February 3, 2006, 11:59 p.m. (ET). The replay number is (888) 203-1112, passcode: 5734845. The conference call will also be simultaneously Fwebcast on the Company's website www.astoriafederal.com and archived for one year.

FORWARD LOOKING STATEMENTS

     This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

     Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
(In Thousands, Except Share Data)

                                                                                            At            At
                                                                                       December 31,   December 31,
                                                                                           2005          2004
                                                                                       ------------   ------------
ASSETS
------
Cash and due from banks                                                                $    169,234   $    138,809
Repurchase agreements                                                                       182,803        267,578
Mortgage-backed and other securities available-for-sale                                   1,841,351      2,406,883
Mortgage-backed and other securities held-to-maturity
     (fair value of $4,627,013 and $6,306,760, respectively)                              4,730,953      6,302,936
Federal Home Loan Bank of New York stock, at cost                                           145,247        163,700
Loans held-for-sale, net                                                                     23,651         23,802
Loans receivable:
     Mortgage loans, net                                                                 13,879,804     12,746,134
     Consumer and other loans, net                                                          512,489        517,145
                                                                                       ------------   ------------
                                                                                         14,392,293     13,263,279
     Allowance for loan losses                                                              (81,159)       (82,758)
                                                                                       ------------   ------------
     Total loans receivable, net                                                         14,311,134     13,180,521
Mortgage servicing rights, net                                                               16,502         16,799
Accrued interest receivable                                                                  80,318         79,144
Premises and equipment, net                                                                 151,494        157,107
Goodwill                                                                                    185,151        185,151
Bank owned life insurance                                                                   382,613        374,719
Other assets                                                                                159,820        118,720
                                                                                       ------------   ------------
TOTAL ASSETS                                                                           $ 22,380,271   $ 23,415,869
                                                                                       ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Liabilities:
     Deposits                                                                          $ 12,810,455   $ 12,323,257
     Reverse repurchase agreements                                                        5,780,000      7,080,000
     Federal Home Loan Bank of New York advances                                          1,724,000      1,934,000
     Other borrowings, net                                                                  433,526        455,835
     Mortgage escrow funds                                                                  124,929        122,088
     Accrued expenses and other liabilities                                                 157,134        130,925
                                                                                       ------------   ------------
TOTAL LIABILITIES                                                                        21,030,044     22,046,105
                                                                                       ------------   ------------

Stockholders' equity:
     Preferred stock, $1.00 par value; 5,000,000 shares authorized:
        Series A (1,800,000 shares authorized and -0- shares issued and outstanding)              -              -
        Series B (2,000,000 shares authorized and -0- shares issued and outstanding)              -              -
     Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 104,967,280 and 110,304,669 shares
        outstanding, respectively)                                                            1,665          1,665
     Additional paid-in capital                                                             824,102        811,777
     Deferred compensation                                                                   (5,636)             -
     Retained earnings                                                                    1,774,924      1,623,571
     Treasury stock (61,527,608 and 56,190,219 shares, at cost, respectively)            (1,171,604)    (1,013,726)
     Accumulated other comprehensive loss                                                   (49,536)       (28,592)
     Unallocated common stock held by ESOP
        (6,465,273 and 6,802,146 shares, respectively)                                      (23,688)       (24,931)
                                                                                       ------------   ------------
TOTAL STOCKHOLDERS' EQUITY                                                                1,350,227      1,369,764
                                                                                       ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $ 22,380,271   $ 23,415,869
                                                                                       ============   ============

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(In Thousands, Except Share Data)

                                                                 For the Three Months Ended      For the Twelve Months Ended
                                                                        December 31,                    December 31,
                                                                -----------------------------   -----------------------------
                                                                    2005            2004            2005            2004
                                                                -------------   -------------   -------------   -------------
Interest income:
     Mortgage loans:
        One-to-four family                                      $     120,331   $     107,375   $     459,929   $     428,229
        Multi-family, commercial real estate
             and construction                                          61,672          55,821         239,119         220,703
     Consumer and other loans                                           8,705           6,239          31,160          21,312
     Mortgage-backed and other securities                              76,106          97,454         340,626         371,044
     Federal funds sold and repurchase agreements                       2,257             439           6,123           1,140
     Federal Home Loan Bank of New York stock                           1,630             836           6,030           3,473
                                                                -------------   -------------   -------------   -------------
Total interest income                                                 270,701         268,164       1,082,987       1,045,901
                                                                -------------   -------------   -------------   -------------
Interest expense:
     Deposits                                                          77,471          64,181         281,399         237,429
     Borrowed funds                                                    79,546          83,104         322,808         337,906
                                                                -------------   -------------   -------------   -------------
Total interest expense                                                157,017         147,285         604,207         575,335
                                                                -------------   -------------   -------------   -------------
Net interest income                                                   113,684         120,879         478,780         470,566
Provision for loan losses                                                   -               -               -               -
                                                                -------------   -------------   -------------   -------------
Net interest income after provision for loan losses                   113,684         120,879         478,780         470,566
                                                                -------------   -------------   -------------   -------------
Non-interest income:
     Customer service fees                                             17,207          14,905          66,256          58,524
     Other loan fees                                                    1,337           1,169           4,980           4,805
     Net gain on sales of securities                                        -               -               -           4,651
     Other-than-temporary impairment write-down of securities               -         (16,520)              -         (16,520)
     Mortgage banking income, net                                         948             811           6,015           4,715
     Income from bank owned life insurance                              4,011           4,248          16,446          17,134
     Other                                                              3,056           1,430           8,502           6,775
                                                                -------------   -------------   -------------   -------------
Total non-interest income                                              26,559           6,043         102,199          80,084
                                                                -------------   -------------   -------------   -------------
Non-interest expense:
     General and administrative:
        Compensation and benefits                                      27,600          27,138         119,417         118,684
        Occupancy, equipment and systems                               15,905          16,158          63,695          64,592
        Federal deposit insurance premiums                                433             446           1,760           1,775
        Advertising                                                     1,275           1,521           8,815           6,583
        Other                                                           7,531           8,177          35,047          33,377
                                                                -------------   -------------   -------------   -------------
Total non-interest expense                                             52,744          53,440         228,734         225,011
                                                                -------------   -------------   -------------   -------------
Income before income tax expense                                       87,499          73,482         352,245         325,639
Income tax expense                                                     29,750          22,966         118,442         106,102
                                                                -------------   -------------   -------------   -------------
Net income                                                      $      57,749   $      50,516   $     233,803   $     219,537
                                                                =============   =============   =============   =============
Basic earnings per common share                                 $        0.58   $        0.48   $        2.30   $        2.03
                                                                =============   =============   =============   =============
Diluted earnings per common share                               $        0.57   $        0.48   $        2.26   $        2.00
                                                                =============   =============   =============   =============
Basic weighted average common shares                               99,478,069     104,395,014     101,476,376     107,930,909
Diluted weighted average common and common
 equivalent shares                                                101,449,368     106,342,848     103,408,637     109,806,855

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
----------------------------------------

                                                                            At or For the                   At or For the
                                                                          Three Months Ended              Twelve Months Ended
                                                                              December 31,                    December 31,
                                                                     -----------------------------   -----------------------------
                                                                          2005            2004            2005           2004
                                                                     -------------   -------------   -------------   -------------
                                                                            (Annualized)
SELECTED RETURNS AND FINANCIAL RATIOS
-------------------------------------
     Return on average stockholders' equity                                  16.97%          14.75%          17.06%          15.81%
     Return on average tangible stockholders' equity (1)                     19.64           17.05           19.72           18.25
     Return on average assets                                                 1.03            0.87            1.02            0.97
     General and administrative expense to average assets                     0.94            0.92            1.00            0.99
     Efficiency ratio (2)                                                    37.61           42.10           39.37           40.86
     Net interest rate spread (3)                                             2.03            2.09            2.11            2.09
     Net interest margin (4)                                                  2.12            2.18            2.19            2.17

SELECTED OPERATING RETURNS AND FINANCIAL RATIOS (5)
---------------------------------------------------
     Operating return on average stockholders' equity                        16.97%          17.54%          17.06%          16.50%
     Operating return on average tangible stockholders' equity (1)           19.64           20.28           19.72           19.04
     Operating return on average assets                                       1.03            1.04            1.02            1.01
     Operating efficiency ratio (2)                                          37.61           37.26           39.37           39.67

ASSET QUALITY DATA (DOLLARS IN THOUSANDS)
-----------------------------------------
     Non-performing loans/total loans                                                                         0.45%           0.25%
     Non-performing loans/total assets                                                                        0.29            0.14
     Non-performing assets/total assets                                                                       0.30            0.14
     Allowance for loan losses/non-performing loans                                                         124.81          254.02
     Allowance for loan losses/non-accrual loans                                                            125.15          258.57
     Allowance for loan losses/total loans                                                                    0.56            0.62
     Net charge-offs to average loans outstanding                             0.02%           0.00%           0.01            0.00

     Non-performing assets                                                                           $      66,093   $      33,499
     Non-performing loans                                                                                   65,027          32,579
     Loans 90 days past maturity but still accruing interest                                                   176             573
     Non-accrual loans                                                                                      64,851          32,006
     Net charge-offs                                                 $         888   $          45           1,599             363

CAPITAL RATIOS (ASTORIA FEDERAL)
--------------------------------
     Tangible                                                                                                 6.53%           5.99%
     Core                                                                                                     6.53            5.99
     Risk-based                                                                                              12.53           12.44

OTHER DATA
----------
     Cash dividends paid per common share                            $        0.20   $        0.17   $        0.80   $        0.67
     Dividend payout ratio                                                   35.09%          35.42%          35.40%          33.50%
     Book value per share (6)                                                                        $       13.71   $       13.23
     Tangible book value per share (7)                                                                       11.83           11.45
     Average equity/average assets                                            6.06%           5.90%           5.99%           6.12%
     Mortgage loans serviced for others (in thousands)                                               $   1,502,852   $   1,670,062
     Full time equivalent employees                                                                          1,658           1,862

(1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.
(2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.
(5) Operating returns and financial ratios exclude the other-than-temporary impairment write-down of securities charge of $9.6 million, after tax, recorded in the 2004 fourth quarter.
(6) Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(7) Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)

                                                                 For the Three Months Ended December 31,
                                         --------------------------------------------------------------------------------------
                                                            2005                                          2004
                                         -----------------------------------------    -----------------------------------------
                                                                          Average                                     Average
                                           Average                        Yield/        Average                        Yield/
                                           Balance        Interest         Cost         Balance         Interest        Cost
                                         ------------   ------------    ----------    ------------    ------------   ----------
                                                                       (Annualized)                                 (Annualized)
Assets:
    Interest-earning assets:
        Mortgage loans (1):
             One-to-four family          $  9,754,809   $    120,331          4.93%   $  8,957,442    $    107,375         4.79%
             Multi-family, commercial
              real estate
              and construction              4,005,714         61,672          6.16       3,580,890          55,821         6.24
        Consumer and other loans (1)          522,429          8,705          6.67         508,215           6,239         4.91
                                         ------------   ------------                  ------------    ------------
        Total loans                        14,282,952        190,708          5.34      13,046,547         169,435         5.19
        Mortgage-backed and other
         securities (2)                     6,807,465         76,106          4.47       8,898,349          97,454         4.38
        Federal funds sold and
         repurchase agreements                229,174          2,257          3.94          92,470             439         1.90
        Federal Home Loan Bank stock          131,178          1,630          4.97         153,008             836         2.19
                                         ------------   ------------                  ------------    ------------
    Total interest-earning assets          21,450,769        270,701          5.05      22,190,374         268,164         4.83
                                                        ------------                                  ------------
    Goodwill                                  185,151                                      185,151
    Other non-interest-earning assets         825,378                                      834,793
                                         ------------                                 ------------
Total assets                             $ 22,461,298                                 $ 23,210,318
                                         ============                                 ============
Liabilities and stockholders' equity:
    Interest-bearing liabilities:
        Savings                          $  2,564,728          2,598          0.41    $  2,938,663           2,970         0.40
        Money market                          690,978          1,688          0.98         990,967           1,788         0.72
        NOW and demand deposit              1,554,803            230          0.06       1,569,387             237         0.06
        Liquid certificates of deposit        537,574          4,710          3.50               -               -            -
                                         ------------   ------------                  ------------    ------------
        Total core deposits                 5,348,083          9,226          0.69       5,499,017           4,995         0.36
        Certificates of deposit             7,419,474         68,245          3.68       6,724,096          59,186         3.52
                                         ------------   ------------                  ------------    ------------
        Total deposits                     12,767,557         77,471          2.43      12,223,113          64,181         2.10
        Borrowed funds                      8,000,733         79,546          3.98       9,281,827          83,104         3.58
                                         ------------   ------------                  ------------    ------------
    Total interest-bearing liabilities     20,768,290        157,017          3.02      21,504,940         147,285         2.74
                                                        ------------                                  ------------
    Non-interest-bearing liabilities          331,989                                     335,102
                                         ------------                                 ------------
Total liabilities                          21,100,279                                   21,840,042
Stockholders' equity                        1,361,019                                    1,370,276
                                         ------------                                 ------------
Total liabilities and
 stockholders' equity                    $ 22,461,298                                 $ 23,210,318
                                         ============                                 ============
Net interest income/net
 interest rate spread                                   $    113,684          2.03%                   $    120,879         2.09%
                                                        ============    ==========                    ============   ==========

Net interest-earning assets/net
 interest margin                         $    682,479                         2.12%   $    685,434                         2.18%
                                         ============                   ==========    ============                   ==========

Ratio of interest-earning assets
 to interest-bearing liabilities                 1.03x                                        1.03x
                                         ============                                 ============

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)

                                                                 For the Twelve Months Ended December 31,
                                         --------------------------------------------------------------------------------------
                                                           2005                                          2004
                                         -----------------------------------------    -----------------------------------------
                                                                          Average                                     Average
                                           Average                        Yield/        Average                        Yield/
                                           Balance        Interest         Cost         Balance         Interest        Cost
                                         ------------   ------------    ----------    ------------    ------------   ----------
Assets:
   Interest-earning assets:
        Mortgage loans (1):
            One-to-four family           $  9,461,023   $    459,929          4.86%   $  8,894,219    $    428,229         4.81%
            Multi-family, commercial
            real estate and
            construction                    3,862,281        239,119          6.19       3,419,369         220,703         6.45
        Consumer and other loans (1)          526,071         31,160          5.92         478,195          21,312         4.46
                                         ------------   ------------                  ------------    ------------
        Total loans                        13,849,375        730,208          5.27      12,791,783         670,244         5.24
        Mortgage-backed and
         other securities (2)               7,671,532        340,626          4.44       8,608,601         371,044         4.31

        Federal funds sold and
         repurchase agreements                195,863          6,123          3.13          86,625           1,140         1.32
        Federal Home Loan Bank stock          130,759          6,030          4.61         171,419           3,473         2.03
                                         ------------   ------------                  ------------    ------------
   Total interest-earning assets           21,847,529      1,082,987          4.96      21,658,428       1,045,901         4.83
                                                        ------------                                  ------------
   Goodwill                                   185,151                                      185,151
   Other non-interest-earning assets          852,475                                      848,106
                                         ------------                                 ------------
Total assets                             $ 22,885,155                                 $ 22,691,685
                                         ============                                 ============

Liabilities and stockholders' equity:
   Interest-bearing liabilities:
        Savings                          $  2,742,417         11,015          0.40    $  2,973,054          11,920         0.40
        Money market                          804,855          7,513          0.93       1,088,915           6,379         0.59
        NOW and demand deposit              1,569,419            928          0.06       1,534,822             921         0.06
        Liquid certificates of deposit        350,923         10,708          3.05               -               -            -
                                         ------------   ------------                  ------------    ------------
        Total core deposits                 5,467,614         30,164          0.55       5,596,791          19,220         0.34
        Certificates of deposit             7,146,664        251,235          3.52       6,211,014         218,209         3.51
                                         ------------   ------------                  ------------    ------------
        Total deposits                     12,614,278        281,399          2.23      11,807,805         237,429         2.01
        Borrowed funds                      8,566,812        322,808          3.77       9,184,928         337,906         3.68
                                         ------------   ------------                  ------------    ------------
   Total interest-bearing liabilities      21,181,090        604,207          2.85      20,992,733         575,335         2.74
                                         ------------   ------------                  ------------    ------------
   Non-interest-bearing liabilities           333,522                                      310,662
                                         ------------                                 ------------
Total liabilities                          21,514,612                                   21,303,395
Stockholders' equity                        1,370,543                                    1,388,290
                                         ------------                                 ------------
Total liabilities and
 stockholders' equity                    $ 22,885,155                                 $ 22,691,685
                                         ============                                 ============
Net interest income/net
 interest rate spread                                   $    478,780          2.11%                   $    470,566         2.09%
                                                        ============    ==========                    ============   ==========

Net interest-earning
 assets/net interest margin              $    666,439                         2.19%   $    665,695                         2.17%
                                         ============                   ==========    ============                   ==========
Ratio of interest-earning assets to
interest-bearing liabilities                     1.03x                                        1.03x
                                         ============                                 ============

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)  Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
--------------------------------
(Dollars in Thousands)

                                                   At December 31, 2005       At September 30, 2005        At December 31, 2004
                                                -------------------------   -------------------------   -------------------------
                                                                Weighted                    Weighted                    Weighted
                                                                Average                     Average                     Average
                                                  Balance       Rate (1)      Balance       Rate (1)      Balance       Rate (1)
                                                -----------   -----------   -----------   -----------   -----------   -----------
Selected interest-earning assets:
   Mortgage loans, gross (2):
     One-to-four family                         $ 9,757,920          5.19%  $ 9,509,514          5.13%  $ 9,054,747          5.05%
     Multi-family, commercial real estate
      and construction                            4,039,733          5.88     3,991,029          5.85     3,621,560          5.90
   Mortgage-backed and other securities (3)       6,572,304          4.35     7,088,515          4.35     8,709,819          4.37

Interest-bearing liabilities:
   Savings                                        2,510,897          0.40     2,636,201          0.40     2,929,120          0.40
   Money market                                     648,730          0.95       729,552          0.97       965,288          0.80
   NOW and demand deposit                         1,569,859          0.06     1,547,769          0.06     1,580,714          0.06
   Liquid certificates of deposit                   619,784          3.66       479,372          3.29             -             -
                                                -----------                 -----------                 -----------
   Total core deposits                            5,349,270          0.74     5,392,894          0.64     5,475,122          0.37
   Certificates of deposit                        7,461,185          3.73     7,412,756          3.58     6,848,135          3.46
                                                -----------                 -----------                 -----------
   Total deposits                                12,810,455          2.48    12,805,650          2.34    12,323,257          2.09
   Borrowings, net                                7,937,526          3.97     8,099,498          3.84     9,469,835          3.57

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2004 GAAP NET INCOME TO OPERATING EARNINGS
------------------------------------------------------------
(In Thousands, Except Per Share Data)

                                                       For the Three Months Ended               For the Twelve Months Ended
                                                            December 31, 2004                        December 31, 2004
                                                ---------------------------------------   ---------------------------------------
                                                   GAAP       Adjustments    Operating       GAAP       Adjustments    Operating
                                                -----------   -----------   -----------   -----------   -----------   -----------
Net interest income after provision
  for loan losses                               $   120,879   $         -   $   120,879   $   470,566   $         -   $   470,566
Non-interest income                                   6,043        16,520        22,563        80,084        16,520        96,604
Non-interest expense                                 53,440             -        53,440       225,011             -       225,011
                                                -----------   -----------   -----------   -----------   -----------   -----------
Income before income tax expense                     73,482        16,520        90,002       325,639        16,520       342,159
Income tax expense                                   22,966         6,945        29,911       106,102         6,945       113,047
                                                -----------   -----------   -----------   -----------   -----------   -----------
Net income                                      $    50,516   $     9,575   $    60,091   $   219,537   $     9,575   $   229,112
                                                -----------   -----------   -----------   -----------   -----------   -----------
Basic earnings per common share                 $      0.48   $      0.09   $      0.58   $      2.03   $      0.09   $      2.12
                                                -----------   -----------   -----------   -----------   -----------   -----------
Diluted earnings per common share               $      0.48   $      0.09   $      0.57   $      2.00   $      0.09   $      2.09
                                                -----------   -----------   -----------   -----------   -----------   -----------

The above adjustments relate to the $16.5 million other-than-temporary impairment write-down on $120.0 million of Freddie Mac preferred stock and the related tax effects.